Exhibit 99.1

Warren Resources Announces Record Second Quarter 2006 Results

—           Earnings Per Share $0.03 in Q2 2006 versus ($0.08) in Q2 2005

—           Oil and Gas Revenue Increases 161%

—           Oil Production Increases 208%

—

New York, New York, August 3, 2006.  Warren Resources, Inc. (Nasdaq:WRES) today announced 2006 second quarter financial and operating results. The Company reported net earnings of $1.4 million or $0.03 per diluted common share for the second quarter ended June 30, 2006. This compares to a net loss $3.0 million, or ($0.08) per diluted common share for the second quarter of 2005.

Oil and gas revenues increased 161% to $7.6 million for the second quarter of 2006 as compared to the second quarter 2005. The increase in oil and gas revenue was primarily due to a 208% increase in oil production in the second quarter of 2006 over the second quarter of 2005. The increase in oil production resulted from our secondary recovery water flood drilling program in the Wilmington Townlot Unit field (“WTU”) as well as the December 2005 acquisition of the adjacent North Wilmington Unit (“NWU”) in the Wilmington oil field in California. Natural gas production was unchanged for the second quarter of 2006 compared to 2005 due to depletion of our older coalbed methane (“CBM”) wells in the Powder River Basin offsetting production increases in our new CBM wells in the Washakie Basin in Wyoming.

Warren’s cash provided by operating activities for the six months ending June 30, 2006 was $2.4 million compared to cash used in operating activities of ($10.3) million for the same period in 2005.

“We are very pleased that we were able to deliver strong growth in revenues, earnings and cash flow from operating activities”, stated Norman F. Swanton, Warren’s Chairman and CEO. “I believe our second quarter financial and operating results further demonstrate the quality of our assets and our ability to execute on our growth strategy. In addition, early results are very encouraging from our first horizontal well in the Tar formation in the WTU. Our drilling success in the WTU gives us great confidence that we are well on our way to meeting our production and reserve goals.”

Mr. Swanton further added “We are also extremely pleased to report that we have received approval of the methods and conditions controlling production and drilling operations in the WTU from the Los Angeles governmental authorities. This approval will allow the directional drilling of a maximum of 540 wells from five drilling cellars within our ten acre central facility and the phased removal of the remaining wells and related equipment located outside the central facility. Additionally, the cellars will provide for the rapid movement of the skid-mounted drilling rig to accelerate drilling and completion activities and provide for long-term development of the WTU reserves in an environmentally and economically sound manner.”

Second Quarter 2006 Financial Highlights

Total revenues increased 22% to $9.7 million for second quarter of 2006 as compared to the second quarter of 2005. This was due to an increase of 161% in oil and gas sales to $7.6 million.

Net oil production for the second quarter of 2006 increased 208% to 105 thousand barrels compared to 34 thousand barrels for the second quarter of 2005. Net gas production for the second quarter of 2006 was 258 MMcf, unchanged from the second quarter of 2005. The average realized price per barrel of oil was $59.35 for the second quarter of 2006 compared to $40.94 for the second quarter 2005. Additionally, the average realized price per Mcf of gas was $5.43 for the second quarter of 2006 compared to $5.93 for the second quarter of 2005.

Production and exploration expense increased 59% to $3.2 million for the second quarter of 2006, compared to the second quarter of 2005. This increase was primarily attributable to increased production activities in the WTU and the NWU.

OPERATIONAL UPDATE

In the second quarter of 2006, net capital expenditures totaled $19.9 million. The Company anticipates participating in the drilling of 109 gross (92.1 net) wells for the full year 2006.

Wilmington Townlot Unit, California

The WTU, previously owned by Exxon, has been in continuous operation for the past 70 years. According to the initial reserve study conducted by Exxon, as supplemented by Warren’s independent petroleum engineers, the WTU has over 700 million barrels (MMBO) of estimated original oil in place, of which approximately 20%, or 144 MMBO, has been produced to-date from four productive oil horizons. Other nearby units in the Wilmington oil field, which have similar geological characteristics to the WTU, have recovered 36% or more of original oil in place and continue to be economically produced as water floods with current water/oil ratios above 36 to 1.

Currently, Warren has two drilling rigs in the WTU. Since we commenced drilling in June 2005, 47 wells (32 producers and 15 injectors) have been directionally drilled in the WTU from our central facility.  During this time, we completed 26 gross producing wells and 12 water injection wells. The remaining six gross producing wells and three water injection wells drilled are currently awaiting completion.  This is due to the high density of the well surface locations within the central facility, whereby up to 10 drilled wells are temporarily covered over by the large “footprint” of the two drilling rigs. In the short term, the Company believes the situation will improve as one of the drilling rigs is moved to the southwest portion of the central facility. In the long term, the Company anticipates that this condition will improve when drilling cellars are constructed, which will allow more rapid movements of the skid mounted drilling rig to accelerate well completions.

Based on current well results, the 26 producing wells we completed are averaging approximately 30 barrels of oil per day (“BOPD”) per well with an average water oil ratio of approximately 12 to 1. These parameters are generally within the Company’s expectations, especially since the field has not benefited from the full effects of water injection support. We believe that this benefit will occur over the next twelve months. The Company plans to activate its upgraded water injection facility by the end of the third quarter of 2006. The Company anticipates that the new wells drilled will eventually produce in an average range over 50 BOPD after water injection is fully activated to restore lost reservoir pressures, allowing increased fluid production from the producing wells. Subsequently, these wells should experience a shallow decline curve for the remaining 20 year life of the wells.

Since taking over operations of the WTU in March 2005, Warren has increased gross oil production from 375 BOPD to over 1,150 BOPD. This increase results from the initial production from new wells drilled and several successful workovers. The Company plans to drill 25 additional wells, including at least one horizontal producing well and 8 water injection wells, for the balance of 2006. Warren has a 98.5% working interest in the WTU.

North Wilmington Unit, California

The adjacent NWU, previously owned by Sun Oil, has reportedly over 160 MMBO of estimated original oil in place, of which approximately 24%, or 38 MMBO, has been produced to-date. There are currently 57 pre-existing active wells, which consist of 42 wells producing 400 BOPD gross and 15 active water injectors with an average water oil ratio of approximately 14 to 1. Additionally, there are 73 inactive wells, many of which can be worked over and restored to production. The Company plans to return 18 inactive wells to production and drill 4 new wells in the NWU during the balance of 2006. Warren has a 100% working interest in the NWU.

Atlantic Rim Coalbed Methane project in the eastern Washakie Basin, Wyoming

Gross gas production from the 24 CBM well pilot program in the Doty Mountain CBM Unit is over 1,500 Mcf gross (115 Mcf net) per day from zero gas production in January 2005. Current gross gas production from the twelve well pilot in the Sun Dog CBM Unit is 5,000 Mcf gross (1,300 Mcf net) per day. The production in these Units declined nominally during the second quarter due to operational constraints. In the Jolly Roger CBM Unit necessary infrastructure to commence producing the Jolly Roger wells was completed during the first quarter of 2006. The twenty-four wells have commenced dewatering operations in the second quarter of 2006.

The pending Environmental Impact Statement (“EIS”) being prepared by the U.S. Bureau of Land Management (“BLM”) is moving forward. This EIS covers the CBM development of up to 1,800 gross CBM wells and 200 gross deep conventional wells in the Atlantic Rim project. A draft EIS was released for a 60-day public comment period on December 12, 2005. The BLM is reviewing all comments received and preparing responses. Additionally, the Wyoming Oil and Gas Conservation Commission held a hearing on April 11, 2006, during which it approved a spacing density of two wells per 160 acres. In light of the approval of the spacing order, we believe the spacing density issue is resolved subject to disturbed acreage limitations in certain sensitive areas in the project. The Company believes that a Final EIS will be released for a 30 day public comment period by the BLM in the 4th quarter of 2006. Also, the Company believes the final EIS Record of Decision allowing for full scale development of the Atlantic Rim CBM project will be posted by the end of the first quarter of 2007.

Notwithstanding the timing of the Atlantic Rim Record of Decision, Warren Resources is currently drilling 25 additional CBM wells and three water injection wells in the Doty Mountain CBM Unit on fee lands in 2006. Additionally, the Company plans on drilling an additional 16 producers and two water injection wells in the Doty Mountain CBM Unit during 2007. Warren is also evaluating seismic data across its 105,000 net acres of deep rights in the Atlantic Rim to determine its deep potential.

Pacific Rim Coalbed Methane Project and Baxter Shale Potential in the western Washakie Basin, Wyoming

Warren completed drilling a ten well exploratory CBM project in the Rifes Rim Unit in the Pacific Rim project in the western Washakie Basin. Winter stipulations expired on July 1, 2006, which allowed the Company to fracture stimulate its first ever CBM horizontal well in the Chicken Springs Unit. Currently, Warren is waiting for the results of this procedure. Additionally, the Company owns approximately 5,000 net acres in the Chicken Springs unit and the Vermillion Basin which may be prospective for developing conventional natural gas in the Baxter Shale and other formations at depths up to 12,000 feet.

South Seminoe Deep Prospect, Hanna Basin, Wyoming

In early 2005, the Company acquired a 50% working interest in and operatorship covering 14,188 gross acres. In addition, Warren recently negotiated a farm-in from a large independent for 5,600 acres comprising the remaining acreage covering the potential structure in the Hanna Basin in South Central Wyoming. The Company is forming a federal unit for the prospect to target seven hydrocarbon formations. Based on seismic interpretations, we believe potential closure exists at depths from 11,200 feet for the Shannon formation to 16,200 feet for the Tensleep formation. Warren has contracted for a drilling rig and expects to commence drilling the initial exploratory well during the third quarter of 2006. The total projected depth for the first well will be 14,800 feet to penetrate the Nugget formation with the primary objective being the Dakota formation at 13,900 feet. The estimated net cost for a successful completion is approximately $3.0 million.

Updated 2006 Guidance

Warren provides the following updated forecast for capital expenditures and production based upon the information available at the time of this release.  Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Third Quarter ending September 30, 2006	Year ending December 31, 2006
Production:
Oil (MBbl)	130 – 145	525 – 600
Gas (MMcf)	250 – 255	1,150 – 1,250
Gas Equivalent (MMcfe)	1,030 – 1,125	4,300 – 4,850
Capex Budget (in thousands)	$25,000	$92,000

Conference Call

The public is invited to listen to the Company’s conference call set for today, August 3, 2006, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed from the Company’s website at: www.warrenresources.com. If you are unable to participate during the live broadcast, the webcast will be archived on Warren’s website.  A telephonic replay will also be available through August 10, 2006 by dialing toll-free (888) 286-8010 or (617) 801-6888 for international callers and entering passcode 57371116.

Financial and Statistical Data Tables

Following are financial highlights for the comparative second quarters ended June 30, 2006 and June 30, 2005.

Warren Resources, Inc.

Consolidated Statements Of Operations (Unaudited)

	Three Months Ended
	June 30,
	2006	2005
Revenues
Oil and gas sales	$7,634,160	$2,929,324
Turnkey contracts with affiliated partnerships	119,913	1,324,538
Oil and gas sales from marketing activities	503,369	2,310,421
Well services	209,632	284,636
Net gain on investments	72,731	329,441
Interest and other income	1,153,179	697,909
Gain on sale of oil and gas properties	—	89,441
	9,692,984	7,965,710

Expenses
Production & exploration	3,176,007	1,999,872
Turnkey contracts	94,881	1,746,209
Cost of marketed oil and gas purchased from affiliated partnerships	484,667	2,278,353
Well services	164,840	171,642
Depreciation, depletion, amortization and impairment	1,745,394	918,257
General and administrative	2,357,786	1,467,007
Interest	182,981	499,523
Retirement of debt	—	349,037
	8,206,556	9,429,900

Income (loss) before provision for income taxes and minority interest	1,486,428	(1,464,190)
Deferred income tax expense (benefit)	56,000	(114,000)

Income (loss) before minority interest	1,430,428	(1,350,190)
Minority interest	—	(32,303)
Net income (loss)	1,430,428	(1,382,493)
Less dividends and accretion on preferred shares	45,222	1,602,191
Net income (loss) applicable to common stockholders	$1,385,206	$(2,984,684)

Earnings (loss) per share - Basic	$0.03	$(0.08)
Earnings (loss) per share - Diluted	$0.03	$(0.08)

Weighted average common shares outstanding - Basic	52,830,408	36,379,461
Weighted average common shares outstanding - Diluted	54,384,583	36,379,461

Production:
Gas - MMcf	258	258
Oil - MBbls	105	34
Total Equivalents (MMcfe)	888	463

Realized Prices:
Gas - Mcf	$5.43	$5.93
Oil - Bbl	59.35	40.94
Total Equivalents (Mcfe)	8.59	6.33

Net cash flow provided by (used in) operating activities:
Cash flow from operations	$2,432,514	$(10,272,980)
Changes in working capital accounts	3,494,215	8,978,701
Cash flow from operations before working capital changes	5,926,729	(1,294,278)

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its water flood oil recovery programs in the Wilmington Units located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are examples of forward looking statements. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov).

Source: Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017

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